[Sodexho Marriott Services, Inc. Company Logo]




FOR IMMEDIATE RELEASE                       Media Relations:
                                            Kathy Boyle  (301) 987-4330
                                            Investor Relations:
                                            Jim Duke (301) 987-4333


                SODEXHO MARRIOTT SERVICES COMMENTS ON OUTLOOK FOR
                         FIRST QUARTER FISCAL YEAR 2000

         Gaithersburg, MD, December 28, 1999 -- Sodexho Marriott Services, Inc. (NYSE: SDH), the nation's largest provider of food and facilities management services to the corporate, education and health care markets, announced today that the Company expects its earnings per share will be approximately 5% below the analysts' consensus estimates of 46 to 47 cents for the first quarter of fiscal year 2000 ending on December 3, 1999. This shortfall is primarily due to a lower than anticipated operating margin in the Corporate Services division, mostly the result of higher labor costs. Also, costs related to the start-up of new contracts, associated with the Company's strong new sales in fiscal year 1999, hindered operating margins for the quarter. Anticipated growth in first quarter fiscal year 2000 total revenues, principally from the strong new sales in fiscal year 1999, are expected to be in the 6 to 7% range, compared with the prior year's period. The Company also expects earnings for the current quarter to be slightly lower than the pro forma 45 cents per share in last year's first quarter (which excludes the one-time 7 cents per share gain on sale of investment in the prior year's quarter), largely due to the expected higher Year 2000 costs and other corporate expenses in the current quarter.
         As a result of the first quarter's performance, the Company anticipates that the analysts' consensus estimate of $1.05 for fiscal year 2000 earnings per share may be reduced by approximately 5%. The Company will provide further information when it releases first quarter fiscal year earnings and holds its quarterly analyst conference call on January 11, 2000.
         Michel Landel, President and Chief Executive Officer, commented, "The Company's first quarter earnings results reflect strong top line revenue growth, while our bottom line earnings were hindered by higher labor costs and expected start up costs from new sales last year. As we continue in our second full fiscal year, we are confident we can resolve our near term labor cost issues, which should improve our operating performance as the year progresses. We are also confident that we will achieve our three year long-term strategic goals of 6% compounded annual revenue growth and 20% compounded annual earnings per share growth."
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SODEXHO MARRIOTT  SERVICES,  INC. is the largest provider of outsourced food and facilities management in North America, with $4.5 billion in annual sales. The Company offers a variety of innovative outsourcing solutions, including food
services,   housekeeping,   grounds  keeping,   laundry,  plant  operations  and
maintenance, and other management services to the corporate, health care, education and remote site markets. The Company is the 52nd largest employer in the United States with 103,000 employees. The Company's headquarters is located at 9801 Washingtonian Boulevard, Gaithersburg, MD 20878.

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NOTE:  This  press  release  contains  "forward-looking  statements"  within the meaning of the federal securities laws. These statements are based on the Company's current expectations and relate to anticipated future events that are not historical facts, such as the Company's business strategies and their intended results. The forward-looking statements in this release are subject to
numerous  risks  and  uncertainties   that  could  cause  the  Company's  future
activities and results of operations to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include: the ability of the Company to adapt to changes in its corporate
structure,   the  potential   adverse   impact  of  the  Company's   substantial
indebtedness, competition in the food services and facilities management industries, the effects of general economic conditions, the ability of the Company to retain existing clients and obtain new clients, the ability of the Company to remedy any computer-related issues resulting from the advent of the Year 2000, and other factors described from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 29, 1999. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements made in this press release or elsewhere from time to time by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statements.